EXHIBIT 99.1

America's Car-Mart Reports Second Quarter Earnings Increase of 61% to $.53 Per Share on Revenue Increase of 14.7%; Retail Unit Sales Up 14.5%, Same Store Revenue Up 11.4%

BENTONVILLE, Ark., Nov. 20, 2009 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the second fiscal quarter ended October 31, 2009.

Highlights of second quarter operating results:

 * Net income of $6.3 million ($.53 per diluted share) vs. $3.9 million ($.33 per diluted share) for prior year quarter
 * Active customer base increased 3.3% to over 45,500 during the quarter ended October 31, 2009
 * Revenue increase of 14.7% with same store revenue growth of 11.4%
 * Retail unit sales increase of 14.5%
 * Provision for credit losses of 20.1% of sales vs. 22.0% for prior year quarter
 * Accounts over 30 days past due of 3.4% at October 31, 2009 compared to 3.8% at October 31, 2008
 * Net charge-offs as a percentage of average Finance Receivables decreased to 5.3% from 6.2% for the prior year quarter
 * Gross margin of 43.8% of sales vs. 42.8% for prior year quarter
 * Strong cash flows with Finance Receivables growth of $9 million to $254 million, capital expenditures of $1.3 million with only a
   $3.6 million increase in debt
 * Debt to equity of 19.96% and debt to finance receivables of 13.5%

For the three months ended October 31, 2009, revenues increased 14.7% to $82.6 million compared with $72.0 million in the same period of the prior year. Income for the quarter was $6.3 million or $.53 per diluted share, versus $3.9 million, or $0.33 per diluted share in the same period last year. Retail unit sales increased 14.5%, with 7,965 vehicles sold in the current quarter, compared to 6,958 in the same period last year. Same store revenue increased 11.4% for the quarter. The provision for credit losses was 20.1% of sales compared to 22.0% in the same period last year. Net charge-offs as a percentage of average finance receivables was 5.3% compared to 6.2% in the same period last year. Gross profit on vehicle sales was 43.8% for the quarter compared to 42.8% for the prior year quarter. Finance Receivables grew by $9 million during the quarter or 3.7%. The allowance for credit losses is 22% of Finance Receivables principal balance at both October 31, 2009 and 2008.

Highlights of six month operating results:

 * Net income of $13.3 million ($1.13 per diluted share) vs. $9.2 million ($.78 per diluted share) for prior year period
 * Active customer base increased 17% to over 45,500 for the six months ended October 31, 2009
 * Revenue increase of 12.6% with same store revenue growth of 9.9%
 * Retail unit sales increase of 12.8%
 * Provision for credit losses of 19.8% of sales vs. 21.5% for prior year period
 * Net charge-offs as a percentage of average Finance Receivables decreased to 10.4% from 11.9% for the prior year period.
   Collections as a percentage of average Finance Receivables increased to 32.8% from 32.6% for the prior year.
 * Gross margin of 43.9% of sales vs. 43.2% for prior year period
 * Strong cash flows with Finance Receivables growth of $22.3 million, capital expenditures of $2.3 million with only a $4.4 million increase in debt

For the six months ended October 31, 2009, revenues increased 12.6% to $166.3 million compared with $147.6 million in the same period of the prior year. Income for the six months was $13.3 million or $1.13 per diluted share, versus $9.2 million, or $0.78 per diluted share in the same period last year. Retail unit sales increased 12.8%, with 16,147 vehicles sold during the six months, compared to 14,311 in the same period last year. Same store revenue increased 9.9% for the six months. The provision for credit losses was 19.8% of sales compared to 21.5% in the same period last year. Net charge-offs as a percentage of average finance receivables was 10.4% compared to 11.9% in the same period last year. Gross profit on vehicle sales was 43.9% for the quarter compared to 43.2% for the prior year period. Finance Receivables grew by $22.3 million during the six months or 9.7%.

"We continue to see benefits from our significant infrastructure investments made over the last few years. We are very pleased with our second quarter results and see it as a testament to the strength of our business model," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "The Car-Mart brand continues to gain momentum as more and more people recognize the great value we provide for good, affordable basic transportation and flexible financing to go with it. Our top line growth has improved as we continue to focus on increasing per location volume levels, especially for our newer stores. We believe we continue to gain market share by building on our successful branding campaign coupled with continuous improvements in execution at the lot level supported by oversight from the corporate level. We anticipate the demand for our vehicles and service to continue to increase into the future. Continuing credit constrictions for vehicle consumers and most of our competitors will enhance Car-Mart's position as the leader in our industry. Our mission is to strive to earn the repeat business of our customers by providing quality vehicles, affordable payment terms, and excellent service. Our associates understand this mission and as a result our future is bright."

"Our future growth plans include pushing for higher sales volumes at all of our existing locations as well as continuing our 'grass-fire' growth approach in adding new locations," continued Mr. Henderson. "The 14.7% increase for our top line resulted from an 11.4% increase in same store sales and sales generated at our five new locations added since the second quarter of fiscal 2009. By continuing to re-invest our profits in our business, we will not only enhance the value we provide our customers but we will also provide growth opportunities to our talented associates allowing them to grow and advance individually into the future. The credit performance of our loans continues to be strong as evidenced by the 20.1% credit loss result compared to 22.0% for last year's second quarter. The execution level of our associates in the collections area continues to improve and we are doing an outstanding job of working with customers to minimize delinquencies and losses. These efforts are certainly showing up in our numbers. Once again, while we are pleased with our current results, we fully realize that we have a lot of work to do to reach our potential over the longer term. We have a team in place to take us to the next level and are excited about our future. On another note, our $0 down tax promotion began at the end of October and, as expected, has been very well received by our customers. We expect to see increasing benefits from this program as we move forward and view this promotion as another way to leverage Car-Mart's strengths against our competition."

"We are seeing some benefit from overall credit constrictions as well as a general shift in consumer sentiment toward good, basic, affordable transportation. We expect this mindset to continue for the foreseeable future. Car-Mart is uniquely positioned to fill this need in the markets we serve and we expect to continue to see benefits. Our service is non-discretionary in many respects and we will continue to invest in the business to ensure we provide the best possible product to our customers," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "From a financial standpoint, we are pleased but not content with our results and expect continuing improvements. We have been able to keep our average selling price relatively flat with the prior year's quarter and actually down sequentially for the last two quarters. This lower selling price not only keeps our vehicles more affordable for our customers but also helps provide for a higher gross margin percentage which was up 100 bps from the prior year quarter to 43.8%. A lower sales price can also positively affect future credits losses. For the quarter, we saw strong cash flows which allowed us to grow our customer count by over 1,400 and the resulting receivable dollars by over $9 million together with capital expenditures of $1.3 million with only a $3.6 million increase in overall debt levels. Our debt to equity and debt to finance receivables ratios of 19.96% and 13.5%, respectively, continue to be very strong and are further indicators of the strength of our operations and business model. Our charge-off percentage was down, the average percentage of finance receivables-current was up and our accounts over 30 days past due was down, all positive indicators of the quality of the portfolio. Similarly, our provision for credit losses of 20.1% as a percentage of sales was low by historical standards and something we are very pleased with."

Conference Call

Management will be holding a conference call on Friday, November 20, 2009 at 11:00 a.m. Eastern time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (888) 661-5144. International callers dial (913) 312-1437. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (888) 203-1112 (domestic) or (719) 457-0820 (international), conference call ID #1343376.

About America's Car-Mart

America's Car-Mart operates 96 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America's Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management's current knowledge and assumptions. There are many factors that affect management's view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under "Forward-Looking Statements" of Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2009 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

                    America's Car-Mart, Inc.
               Consolidated Results of Operations
            (Operating Statement Dollars in Thousands)

                                                  %         As a %
                                                Change     of Sales
                                                ------  --------------
                           Three Months Ended    2009    Three Months
                              October 31,         vs.   Ended Oct. 31,
                            2009      2008       2008    2009    2008
                        ----------  ----------  ------  ------  ------
 Operating Data:
  Retail units sold          7,965       6,958    14.5%
  Average number of
   stores in operation          96          91     5.5
  Average retail units
   sold per store
   per month                  27.7        25.5     8.6
  Average retail
   sales price          $    9,024  $    8,913     1.3
  Same store revenue
   growth                     11.4%        5.3%
  Net charge-offs as
   a percent of
   average Finance
   Receivables                 5.3%        6.2%
  Collections as a
   percent of average
   Finance Receivables        16.2%       16.3%
  Average percentage
   of Finance
   Receivables-Current
   (excl. 1-2 day)            83.7%       81.5%
  Average down-payment
   percentage                  6.9%        7.0%

 Period End Data:
  Stores open                   96          91     5.5%
  Accounts over 30
   days past due               3.4%        3.8%     --
  Finance Receivables,
   gross                $  253,719  $  223,539    13.5%

 Operating Statement:
  Revenues:
    Sales               $   75,242  $   65,413    15.0%  100.0%  100.0%
    Interest income          7,319       6,570    11.4     9.7    10.0
                        ----------  ----------          ------  ------
     Total                  82,561      71,983    14.7   109.7   110.0
                        ----------  ----------          ------  ------

 Costs and expenses:
  Cost of sales             42,318      37,437    13.0    56.2    57.2
  Selling, general and
   administrative           13,964      12,500    11.7    18.6    19.1
  Provision for credit
   losses                   15,152      14,421     5.1    20.1    22.0
  Interest expense             683         629     8.6     0.9     1.0
  Interest expense-
   change in fair value
   of Interest Rate
   Swap                         93         481      --     0.1     0.7
  Depreciation and
   amortization                412         338    21.9     0.5     0.5
                        ----------  ----------          ------  ------
     Total                  72,622      65,806    10.4    96.5   100.6
                        ----------  ----------          ------  ------

     Income before taxes     9,939       6,177            13.2     9.4

 Provision for income
  taxes                      3,627       2,296             4.8     3.5
                        ----------  ----------          ------  ------

  Net income            $    6,312  $    3,881             8.4     5.9
                        ==========  ==========          ======  ======

 Dividends on
  subsidiary preferred
  stock                 $      (10) $      (10)

                        ----------  ----------
  Net income
   attributable to
   common shareholders  $    6,302  $    3,871
                        ==========  ==========
 Earnings per share:
   Basic                $     0.54  $     0.33
   Diluted              $     0.53  $     0.33

 Weighted average
  number of shares
  outstanding:
   Basic                11,732,151  11,760,421
   Diluted              11,862,679  11,825,806

                   America's Car-Mart, Inc.
             Consolidated Results of Operations
            (Operating Statement Dollars in Thousands)

                                                  %         As a
                                                Change    % of Sales
                                                ------  --------------
                           Six Months Ended      2009     Six Months
                              October 31,         vs.   Ended Oct. 31,
                            2009      2008       2008    2009    2008
                        ----------  ----------  ------  ------  ------
 Operating Data:
  Retail units sold         16,147      14,311    12.8%
  Average number of
   stores in operation          95          91     4.4
  Average retail units
   sold per store
   per month                  28.3        26.2     8.0
  Average retail
   sales price          $    9,033  $    8,933     1.1
  Same store
   revenue growth              9.9%       16.0%
  Net charge-offs as
   a percent of
   average Finance
   Receivables                10.4%       11.9%
  Collections as a
   percent of average
   Finance Receivables        32.8%       32.6%
  Average percentage of
   Finance Receivables-
   Current (excl.
   1-2 day)                   83.4%       81.5%
  Average down-payment
   percentage                  6.9%        6.8%

 Period End Data:
  Stores open                   96          91     5.5%
  Accounts over 30
   days past due               3.4%        3.8%
  Finance Receivables,
   gross                $  253,719  $  223,539    13.5%

 Operating Statement:
  Revenues:
   Sales                $  152,254  $  134,639    13.1%  100.0%  100.0%
   Interest income          14,062      13,005     8.1     9.2     9.7
                        ----------  ----------          ------  ------
    Total                  166,316     147,644    12.6   109.2   109.7
                        ----------  ----------          ------  ------

 Costs and expenses:
  Cost of sales             85,400      76,463    11.7    56.1    56.8
  Selling, general
   and administrative       27,887      25,309    10.2    18.3    18.8
  Provision for
   credit losses            30,203      28,912     4.5    19.8    21.5
  Interest expense           1,249       1,308    (4.5)    0.8     1.0
  Interest expense
  (income)- change
   in fair value of
   Interest Rate Swap         (226)        494      --    (0.1)    0.4
  Depreciation and
   amortization                804         657    22.4     0.5     0.5
                        ----------  ----------          ------  ------
    Total                  145,317     133,143     9.1    95.4    98.9
                        ----------  ----------          ------  ------

    Income before taxes     20,999      14,501            13.8    10.8

 Provision for
  income taxes               7,659       5,329             5.0     4.0
                        ----------  ----------          ------  ------

    Net income          $   13,340  $    9,172             8.8     6.8
                        ==========  ==========          ======  ======

 Dividends on
  subsidiary preferred
  stock                 $      (20) $      (20)

                        ----------  ----------
   Net income
    attributable to
    common shareholders $   13,320  $    9,152
                        ==========  ==========

 Earnings per share:
  Basic                 $     1.14  $     0.78
  Diluted               $     1.13  $     0.78

 Weighted average
  number of shares
  outstanding:
  Basic                 11,731,100  11,733,571
  Diluted               11,827,588  11,807,141

                    America's Car-Mart, Inc.
              Consolidated Balance Sheet and Other Data
                     (Dollars in Thousands)

                                         October 31,       April 30,
                                            2009             2009
                                        -------------    -------------

 Cash and cash equivalents              $         229    $         168
 Finance receivables, net               $     199,664    $     182,041
 Total assets                           $     240,478    $     219,624
 Total debt                             $      34,201    $      29,839
 Stockholders' equity                   $     171,354    $     156,977
 Shares outstanding                        11,732,151       11,729,181

 Finance receivables:
  Principal balance                     $     253,719    $     231,351
  Deferred Revenue - Payment
   Protection Plan                      $      (8,014)   $      (7,353)
  Allowance for credit losses                 (54,055)(a)      (49,310)
                                        -------------    -------------

  Finance receivables, net of allowance
   & deferred revenue                   $     191,650    $     174,688
                                        =============    =============

   Allowance as % of net principal
    balance                                    22.00%           22.01%(a)
                                        =============    =============

   (a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance Receivables.

 Changes in allowance for credit losses:

                                               Six Months Ended
                                                 October 31,
                                            2009              2008
                                        -------------    -------------
   Balance at beginning of year         $      49,310    $      44,809
   Provision for credit losses                 30,203           28,912
   Net charge-offs                            (25,427)         (26,028)
   Change in allowance related to
    purchased accounts                            (31)              --
                                        -------------    -------------

    Balance at end of period            $      54,055    $      47,693
                                        =============    =============

CONTACT:  America's Car-Mart, Inc.
          T. J. ("Skip") Falgout, III, Chairman
            (972) 717-3423
          William H. ("Hank") Henderson, CEO
            (479) 464-9944
          Jeffrey A. Williams, CFO
            (479) 418-8021